EXHIBIT 99.7

Radiation Therapy Investments, LLC
2008 Unit Award Plan

SECTION 1.           Purpose. The purposes of this Radiation Therapy Investments, LLC 2008 Unit Award Plan (the “Plan”) are to promote the interests of Radiation Therapy Investments, LLC (the “Company”) and its partners by (i) attracting and retaining exceptional officers and other employees, non-employee directors and consultants of the Company and its Subsidiaries and (ii) enabling such individuals to acquire an equity interest in and participate in the long-term growth and financial success of the Company.

SECTION 2.           Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean the grant of the right to purchase Class B Units and/or Class C Units.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document (which may include provisions of an employment agreement to which the Company is a party) evidencing any Award granted hereunder.

“Board” shall mean the Board of Managers of the Company.

“Class B Unit” shall mean a Class B Unit as defined in the LLC Agreement.

“Class C Unit” shall mean a Class C Unit as defined in the LLC Agreement.

“Committee” shall mean the Board or any person or persons designated by the Board to administer the Plan.

“Company” shall mean Radiation Therapy Investments, LLC, a Delaware limited liability company, together with any successor thereto.

“Effective Date” shall mean the date on which the Plan was adopted by the Board, or such later date as designated by the Board.

“LLC Agreement” shall mean the Amended and Restated Limited LLC Agreement of the Company, dated as of [            ], 2008, as amended from time to time.

“Participant” shall mean any officer or other employee, non-employee director or consultant of the Company or any of its Subsidiaries eligible for an Award under Section 4 and selected by the Committee to receive an Award under the Plan.

“Plan” shall mean this Radiation Therapy Investments, LLC 2008 Unit Award Plan.

“Subsidiary” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee; provided, however, that for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the definition of “Subsidiary” shall be construed in a manner consistent with such Section 409A so as to avoid the imposition of any additional tax under such Section.

“Unit” shall mean a Class B Unit and/or a Class C Unit.

SECTION 3.           Units Subject to the Plan.

The total number of Class B Units which may be issued under the Plan is [           ] and the total number of Class C Units which may be issued under the Plan is [           ]. Units which are subject to Awards which terminate or lapse without any payment in respect thereof may be granted again under the Plan.

SECTION 4.           Administration.

(a)           The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number and/or class of Units to be covered by an Award; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, forfeited, or suspended; (v) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)           All designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any partner of the Company.

SECTION 5.           Eligibility. Any officer or other employee, non-employee director or consultant to the Company or any of its Subsidiaries (including any prospective officer, employee, non-employee director or consultant) shall be eligible to be designated a Participant, as determined by the Committee.

SECTION 6.           Awards.

(a)           Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Awards shall be granted, the purchase price, if any, of an Award, the number and class of Units to be covered by each Award and the conditions and limitations applicable to the Award; provided, however, the Committee shall consult the Chief Executive Officer of the Company in connection with its determination of any specific Award; provided, further, that upon execution of the definitive agreement for a Sale of the Company (as defined in the LLC Agreement), Dr. Daniel Dosoretz (provided that he is the Chief Executive Officer of the Company at such time) shall have the sole and complete authority, subject to the determination of the Floor Amount of the Units by the Management Committee or the Compensation Committee (as such terms are defined in the LLC Agreement) pursuant to Section 3.3(a) of the LLC Agreement, to determine the Awards of any Units that are reserved for grant under the Plan but remain unissued at such time (including any Units that have been forfeited and cancelled with respect to any past Participant whose employment with the Company has been terminated), the Participants to whom such Awards shall be granted, the purchase price, if any, and the other terms and conditions of any such Award.

(b)           Subject to LLC Agreement/Securityholders Agreement. As a condition to the grant of an Award, the Participant will be required to become a party to the LLC Agreement and a securityholders agreement with the Company (the “Securityholders Agreement”) and the Units acquired will be held subject to the terms and conditions of the LLC Agreement and the Securityholders Agreement.

(c)           Adjustments. In the event of any change in the outstanding Units or other extraordinary event that affects the Units after the Effective Date by reason of any extraordinary dividend or distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Units or other exchange or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Units or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards and/or (ii) any other affected terms of such Awards.

SECTION 7.           Amendment and Termination.

(a)           Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that any such amendment, alteration, suspension, discontinuance, or termination that would be reasonably expected to have a material adverse effect on the rights of any Participant or other holder of an Award previously granted shall not be effective with respect to the affected Participant without the consent of such Participant; provided, further, that the approval by at least two-thirds of the members of the entire Board is required for (x) any amendment that would reasonably be expected to have a material adverse effect on the right of the Chief Executive Officer of the Company under Section 6(a) of the Plan and (y) any discontinuation or termination of the Plan or any portion thereof.

(b)           Amendments to Awards. The Committee may waive any conditions (including to accelerate the vesting of any Units granted under the Plan) or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination not expressly contemplated by the Plan that would be reasonably expected to have a material adverse effect on the rights of any outstanding Award shall not be effective without the consent of the affected Participant.

SECTION 8.           General Provisions.

(a)           No Rights to Awards. No person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(b)           Certificates. All certificates, if any, evidencing Units or other securities of the Company or any Subsidiary delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)           Withholding. A Participant may be required to pay to the Company or any Subsidiary and the Company or any Subsidiary shall have the right and is hereby authorized to withhold from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, securities, or other property) of any applicable withholding taxes in respect of an Award or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d)           No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)           Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

(f)            Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)           Interpretation. In the event there is any inconsistency between terms of the Plan and the terms of the Unit Grant Agreement for any particular Award or the employment agreement with any Participant, the terms of the Unit Grant Agreement and the employment agreement shall govern.

SECTION 9.           Term of the Plan.

(a)           Effective Date. The Plan shall be effective as of the Effective Date.

(b)           Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after such date.

SECTION 10.         Section 409A Savings Clause. Notwithstanding any of the foregoing provisions of the Plan, and in addition to the powers of amendment set forth in Section 7(b) hereof, the provisions hereof and the provisions of any award made hereunder shall, at the request of a Participant, be amended by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent, in the Committee’s good faith determination, the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a Participant’s gross income pursuant to Section 409A of the Code, and the regulations or other guidance issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations; provided that the amendment of any outstanding award pursuant to the provisions of this Section 10 shall require the consent of the affected Participant.

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